EXHIBIT 99.1


FOR IMMEDIATE RELEASE
Contact: Lynda L. Glass

(717)338-2257

                                ACNB CORPORATION
                         REPORTS SECOND QUARTER EARNINGS

GETTYSBURG, Pa., August 11---ACNB Corporation reported net income of $3,939,000 for the first half of 2004, a decrease of $413,000, or 9%, compared to $4,352,000 over the same period of 2003. Net income on a per share basis amounted to $.72 for the first six months of 2004 and was $.80 a year ago. Dividends paid to shareholders for the first half of 2004 totaled $2,283,000, or $.42 per share.

     Total assets of ACNB Corporation on June 30, 2004, were $898 million, a 7% increase in comparison to June 30, 2003. Deposits rose by 4% over the previous year to $666 million. Total loans increased by 10% to $422 million. A 2% decrease in equity capital resulted in an aggregate of $69.2 million on June 30, 2004.
     ACNB Corporation is the financial holding company for Adams County National Bank, Gettysburg, PA. Originally founded in 1857, Adams County National Bank serves its marketplace via a network of fifteen retail banking offices located throughout Adams County, PA, and in Dillsburg and Hanover, York County, PA. Farmers National Bank of Newville, a division of Adams County National Bank, operates three retail banking offices in the Newville, Cumberland County, PA, area.

ACNB #2004-14
August 11, 2004